UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 12, 2016

LendingClub Corporation (Exact name of registrant as specified in its charter)

Commission File Number: 001-36771

Delaware	51-0605731
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

71 Stevenson St., Suite 300, San Francisco, CA 94105
(Address of principal executive offices and zip code)
(415) 632-5600 (Registrant's telephone number, including area code)
N/A (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Change in Principal Financial Officer

On September 12, 2016, LendingClub Corporation (the "Company") announced that Thomas W. Casey will join the Company as its Chief Financial Officer, effective September 19, 2016. Bradley Coleman will continue in his role as Corporate Controller and Principal Accounting Officer, reporting to Mr. Casey.

Mr. Casey will join the Company from Acelity L.P. Inc., a medical device company, where he served as executive vice president and chief financial officer from November 2014 and was responsible for the entire range of financial functions, including financial accounting, reporting, and planning and analysis. From 2009 to July 2013, Mr. Casey was executive vice president and chief financial officer for Clear Channel Outdoor, Inc., an advertising company. He has also served as executive vice president and chief financial officer of Washington Mutual, Inc., vice president of General Electric Company and senior vice president and chief financial officer of GE Financial Assurance. Mr. Casey received his B.S. degree in accounting from King's College in Wilkes-Barre, PA.

Under the terms of his employment agreement, Mr. Casey will receive an annual base salary of $425,000, with a 75 percent bonus target and an initial equity award of $4.5 million, which will vest quarterly over a four year period. In addition, he will receive a one-time signing bonus of $600,000, half of which is payable on his start date and half of which is payable on the first anniversary of his start date, subject to a ratable clawback in certain circumstances.

There are no arrangements or understandings between Mr. Casey and any other persons pursuant to which he was appointed as the Chief Financial Officer. There are also no family relationships between Mr. Casey and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing the addition of Mr. Casey is furnished as Exhibit 99.1 to this Form 8-K.

Rabbi Trust

On September 12, 2016, the Company entered into a rabbi trust agreement (the “Trust Agreement”) with Wells Fargo Bank, N.A., as Trustee (the “Trustee”), pursuant to which the Company established a revocable trust and deposited $17,140,000 of the cash retention awards the Company previously granted and disclosed in its quarterly report on Form 10-Q for the period ended June 30, 2016 ("Form 10-Q"). The awards were granted under the 2016 Cash Retention Bonus Plan ("Cash Retention Plan"), which was filed as Exhibit 10.1 to the Form 10-Q. Subject to the claims of the Company’s general creditors in the event of the Company’s insolvency, the assets held in the trust will be paid to employees, including certain named executive officers, pursuant to the Cash Retention Plan.

The Trust Agreement contains provisions governing (i) payments to participants, (ii) the responsibilities, compensation and expenses of the Trustee and (iii) the investment authority over the assets in the trust. Under the Trust Agreement, the trust becomes irrevocable automatically upon the occurrence of a change of control of the Company. Once irrevocable, the Company will have no right or power to direct the Trustee to return to the Company or divert to others any of the trust assets before all payments of benefits have been made to the participants and their beneficiaries. The trust will not terminate until the date on which the participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Cash Retention Plan.

This description of the Trust Agreement is qualified in its entirety by reference to the full text of the Trust Agreement, which is filed hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

Exhibit Number	Exhibit Title or Description
10.1	Rabbi Trust Agreement, dated as of September 12, 2016, by and between LendingClub Corporation and Wells Fargo Bank N.A., as Trustee
99.1	Press release, dated September 12, 2016

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LendingClub Corporation
Date: September 14, 2016	By:	/s/ Scott Sanborn
Scott Sanborn
President and Chief Executive Officer
(duly authorized officer)